Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1610

ir@microtune.com

MICROTUNE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

PLANO, TX, November 18, 2009 - Microtune®, Inc. (NASDAQ: TUNE) today announced the resignation of Jeffrey A. Kupp, Chief Financial Officer, who has accepted the position of Chief Financial Officer at GENBAND Inc. Mr. Kupp will continue to serve as Microtune’s CFO through December 4, 2009 and will work with the Company on transition activities through late December.

“For the last four and one-half years Jeff has been an outstanding CFO, and he has played a significant role in our expansion as a global leader, as well as in navigating through our challenges,” said James A. Fontaine, President and Chief Executive Officer. “We are grateful for his leadership in building a strong finance infrastructure. He leaves us well positioned for the future as we build on our financial strength, market leadership and new product portfolio.”

“I appreciate the opportunity to have been part of the great leadership team at Microtune and am proud of the many accomplishments we have achieved,” added Mr. Kupp. “Microtune has a strong and experienced financial organization, and I have every confidence that this will be a smooth transition. I would like to thank my friends and colleagues at Microtune and wish them and the Company continued success.”

Justin M. Chapman, Microtune’s current Vice President of Accounting, has been appointed Interim Chief Financial Officer effective upon the departure of Mr. Kupp. Chapman has been with the Company for more than eight years and has been its Vice President of Accounting for five years.

Mr. Fontaine added, “I am confident that Justin’s experience and solid judgment will ensure a smooth transition for the Company.”

ABOUT MICROTUNE

Microtune, Inc. is a receiver solutions company that designs and markets advanced radio frequency (RF) and demodulator electronics for worldwide customers. Its products, targeted to the cable, digital television and automotive entertainment markets, are engineered to deliver high-performance and reliable video, voice and data signals across a diverse range of end products, from HDTVs, set-top boxes and cable modems to car radios. Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

EDITOR’S NOTE

Microtune is a registered trademark of Microtune, Inc. Copyright © 2009 Microtune, Inc. All rights reserved.